Exhibit 9.01

STOCK REPURCHASE AGREEMENT

This STOCK REPURCHASE AGREEMENT (the “AGREEMENT”), entered into on this 24th day of August 2026 (the “EFFECTIVE DATE”) by and between Peggy and Joel Propst, married individuals, (the “PROPSTS”), the Propst Family Trust (the “TRUST”), and CLEARTRONIC, INC., a Florida corporation (“CLRI”), who are together referred to as “the PARTIES” or individually as, a “PARTY” as context may require and based upon the terms and conditions as set forth hereunder.

Recitals

WHEREAS, the Propsts through the Trust own fourteen million six hundred forty thousand thirty-nine (14,640,039) unrestricted common shares issued by CLRI.  Fourteen million one hundred nine thousand three hundred seventy-five (14,109,375) shares are currently held by Cleartrust Transfer, of Lutz, Florida, (the “Transfer Agent”) and five hundred thirty thousand six hundred sixty-four (530,664) shares currently held by Raymond James Financial Services.

WHEREAS, the Propsts and the Trust acquired various allotments of shares in CLRI over the last fifteen years (15) resulting in the present amount of 14,640,039;

WHEREAS, the Propsts through the Trust wish to sell their shares (the “SHARES”) in CLRI and CLRI wishes to buy the shares from the Trust solely for the purpose of retiring and cancelling the Shares, with the effect that the Shares shall be restored to the status of authorized but unissued shares of common stock of CLRI available for future issuance and shall not be held by CLRI as treasury shares; and

WHEREAS, the purpose of this Agreement is for CLRI to purchase the Shares from the Trust for retirement and cancellation, and for the Parties and each of them to mutually release the other from any disputes or claims which they may now have between them and to operate as a final agreement with a mutual release of all claims, between the Parties, including, a waiver of any unknown claims, with no admission of liability by any Party and a cancellation of any claimed balances due.

Terms of Agreement

NOW, THEREFORE, the Parties agree as follows:

1. PURCHASE AND SALE OF THE SHARES; CLOSING.  Upon the terms and subject to the conditions of this Agreement, the Trust shall sell, assign, transfer and deliver to CLRI, and CLRI shall purchase from the Trust, all right, title and interest in and to the Shares, free and clear of all liens, claims, pledges, security interests and encumbrances of any kind, for an aggregate purchase price of two hundred seven thousand five hundred dollars ($207,500.00 USD) (the “PURCHASE PRICE”).  The closing of such purchase and sale (the “CLOSING”) shall occur no later than 5 (five) days following the receipt of 530,664 shares by the Transfer Agent from Raymond James Financial Services.  At the Closing, the Trust shall deliver to the Transfer Agent a stock power duly endorsed in blank with the signatures medallion guaranteed.  CLRI shall pay the Purchase Price to the Trust (at the Propsts’ direction) by wire transfer of immediately available funds, in accordance with written wire instructions delivered by the Trust, within five (5) business days following the Closing.  The Parties acknowledge and agree that the entire Purchase Price constitutes consideration for the Shares, that no portion of the Purchase Price is attributable to the releases set forth in this Agreement or to any other right, service, benefit or element, and that the Parties have ascribed no separate value to such releases.

2. CANCELLATION AND RETIREMENT OF SHARES; RESTORATION TO AUTHORIZED BUT UNISSUED STATUS.  Effective upon the Closing, the Shares shall be cancelled and retired in their entirety.  The Parties acknowledge and agree that CLRI is acquiring the Shares solely for the purpose of retirement and cancellation and that CLRI shall not hold, and shall have no right to hold, the Shares as treasury shares.  Upon such cancellation and retirement, the Shares shall automatically be restored to the status of authorized but unissued shares of common stock of CLRI, available for issuance by CLRI at any time and from time to time for any lawful purpose, without further action by CLRI, its board of directors or its shareholders.  The total number of shares of common stock that CLRI is authorized to issue shall not be reduced as a result of this Agreement, and no amendment to CLRI’s articles of incorporation shall be, or shall be required to be, filed in connection with this Agreement.  From and after the Closing, the Shares shall be deemed no longer issued and no longer outstanding for all purposes, including voting, dividends and distributions, quorum and the computation of earnings per share, and neither the Trust nor the Propsts shall have any rights whatsoever with respect to the Shares.  Within two (2) business days following the Closing, CLRI shall deliver written instructions to its transfer agent directing the transfer agent to cancel the certificate(s) or book-entry position(s) representing the Shares and to reflect the Shares as authorized but unissued shares, and CLRI shall record such cancellation in its stock ledger and shareholder records.

3. WAIVER OF ALL CLAIMS BETWEEN THE PARTIES. The Parties hereby knowingly and forever waive, release and discharge the other to the fullest extent permitted by law of any and all claims which may exist known and unknown, asserted and un-asserted that either Party may have against the other Party as of the date of the Agreement from any and all claims (collectively the “Claims”) including but not limited to causes of action in law or equity, demands, rights, costs, services, expenses or compensation which either Party may have had, may now have, may claim to have, or may claim hereafter as in any way arising out of or related to any act or omission of the Parties.

3.1 WAIVER OF UNKNOWN CLAIMS.  The undersigned Parties, and each of them, expressly acknowledge and agree that this Agreement is intended to extinguish claims of every type, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect the undersigned’s decision to enter this release.

3.2 GENERAL RELEASE OF CLRI. Upon complete execution of this Agreement, the Trust and the Propsts, their heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives, waive, release and discharge Cleartronic, Inc., including their officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives from all known and unknown claims, demands, causes of action, attorney's fees, costs, or expenses; provided, however that nothing in this Paragraph waives or releases any claims arising out of a breach of this Agreement.

3.3 GENERAL RELEASE OF THE TRUST.  Upon complete execution of this Agreement, CLRI on behalf of itself, its heirs, successors, officers, directors, shareholders, boards, owners, employees, attorneys, agents and representatives, waive, release and discharge the Trust (and the Propsts) including their attorneys, agents and representatives from all known and unknown claims, demands, causes of action, attorney's fees, costs, or expenses; provided, however that nothing in this Paragraph waives or releases any claims arising out of a breach of this Agreement.

4. CONFIDENTIALITY AND NON-DISPARAGEMENT.  Unless subject to a subpoena duces tecum by a law enforcement agency or in connection with a civil lawsuit, or a reporting obligation of CLRI to the OTC or SEC, or disclosure by a Party to its accountants, auditors, attorneys or transfer agent, or the filing of this Agreement as an exhibit to any report, registration statement or other filing made by CLRI with the Securities and Exchange Commission, this Agreement and its contents shall remain confidential between the Parties including the terms hereof, the circumstances underlying the need for such Agreement, or the consideration exchanged between the Parties shall not be disclosed to any third parties whatsoever and that the Parties and each of them further agree to not make any disparaging statements regarding the other Party should a circumstance arise where they be required to make some statement in writing or orally to a third party which is not in and of itself a breach of the confidentiality required hereby.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Each of the Parties represents and warrants that he or it has not assigned, transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, either in whole or in part, any of the Claims released by this Agreement.  Each of the Parties agrees that they or it shall indemnify the other Party, including with respect to any attorneys’ fees and costs, and hold the other Party harmless from and against any claims based on or arising from any such assignment, transfer or subrogation, or any attempted assignment, transfer or subrogation, in whole or in part, of any of the Claims released pursuant to this Agreement.

5.2 Each of the Parties agrees to execute and deliver to the other Party all necessary documents and to take such additional action as may be necessary or reasonably required to effectuate the terms, conditions, provisions, and intent of this Agreement.

5.3 Each Party executing this Agreement and/or any other documents related to this Agreement between the Parties represents and warrants that he or it has been duly authorized to execute this Agreement and any such other related documents (i.e. the underlying stock purchase agreements).

5.4 Each of the Parties acknowledges that this Agreement is being entered into for present consideration.

5.5 Each of the Parties acknowledges that he or it has carefully read this Agreement and knows and understands the contents and effect of this Agreement, and each of the Parties further acknowledges that he or it is signing this Agreement voluntarily based on their or its own free act without coercion, undue influence, or duress.

5.6 Each of the Parties acknowledges that they or it has been advised to seek legal counsel in connection with this matter and the provisions and execution of this Agreement, and each of the Parties acknowledges that they or it has conferred with his or its own legal counsel in connection with the negotiations that culminated in the settlement between the Parties, the terms, conditions, and provisions and the execution of this Agreement.

5.7 The Trust represents and warrants that it is the sole record and beneficial owner of the Shares, holds good and marketable title to the Shares free and clear of all liens, claims, pledges, security interests, options, proxies, voting agreements and encumbrances of any kind, and that the Shares are not subject to any agreement restricting their sale or transfer other than applicable federal and state securities laws.

5.8 The Trust represents and warrants that the trustee executing this Agreement is duly authorized to do so under the instrument governing the Trust, and that no consent of any beneficiary or other person is required in connection with the transactions contemplated by this Agreement.

5.9 The Propsts and the Trust represent and warrant that the Shares constitute all of the shares of common stock, shares of preferred stock, options, warrants, convertible securities and other rights to acquire equity securities of CLRI held of record or beneficially by the Propsts, the Trust or any of their respective affiliates, and that immediately following the Closing neither the Propsts nor the Trust will hold any equity interest in CLRI.

5.10 CLRI represents and warrants that its board of directors has duly authorized the execution, delivery and performance of this Agreement and the purchase, cancellation and retirement of the Shares, and has determined that, after giving effect to the payment of the Purchase Price, CLRI will be able to pay its debts as they become due in the usual course of business and that CLRI’s total assets will not be less than the sum of its total liabilities.  CLRI further represents and warrants that its articles of incorporation, as amended, do not prohibit or restrict the reissuance of shares reacquired by CLRI.

5.11 Each Party acknowledges that the other Party may be in possession of material nonpublic information concerning CLRI that has not been disclosed to it, expressly waives any claim arising from the non-disclosure of such information, and agrees that neither this Agreement nor the transactions contemplated hereby shall give rise to any claim under Section 10(b) of the Securities Exchange Act of 1934, as amended, or Rule 10b-5 promulgated thereunder, based upon such non-disclosure.

6. NO ADMISSION OF LIABILITY.  It is understood and agreed that this Agreement is entered into in compromise and full and final settlement of all matters between the Parties and that neither this Agreement, the execution of this Agreement, nor the performance of any of the terms, provisions, or conditions of this Agreement shall be construed or interpreted as an admission of liability or fault on the part of either of the Parties to this Agreement.

7. VENUE, JURISDICTION AND GOVERNING LAW.  The exclusive Venue for any disputes arising under this Agreement shall be in the State of Florida. The Parties, and each of them, expressly and irrevocably submits to the jurisdiction of the courts of Florida for the resolution of any disputes arising hereunder or in relation hereto insofar as this Agreement is concerned.  This Agreement is made under the laws of the State of Florida and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida without giving effect to conflicts of laws principles.

8. INVALID TERMS; SEVERABILITY.  If any term, condition or provision of this Agreement is held to be invalid, void or unenforceable, the remaining terms, conditions and provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. BINDING AGREEMENT.  This Agreement and all of its terms, conditions and provisions shall be binding upon and shall inure to the benefit of each of the Parties and each of the Parties’ respective successors and assigns.

10. ENTIRE AGREEMENT.  This Agreement represents the entire agreement between the Parties regarding the subject matter hereof except to the extent the Parties execute additional documents to effectuate the terms, provisions, or intent of this Agreement.

11. AMENDMENTS. This Agreement may be amended only by an agreement in writing signed by the Parties hereto.

12. HEADINGS. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

13. ATTORNEY’S FEES.  Each Party shall bear the expense of their own attorney’s fees in connection with this Agreement, except in the event of reasonable attorney’s fees incurred by a Party to enforce this Agreement or any portion thereof, i.e. the collection of any unpaid portion of the Purchase Price called for at Section 1 above.

14. COUNTERPARTS.  This Agreement may be executed in counterparts, including electronic or facsimile counterparts, and all such executed counterparts, including counterparts with electronic or facsimile signatures, together shall constitute one original Agreement which shall be binding on both of the Parties to this Agreement notwithstanding that both of the Parties are not signatory to the original or the same counterparts.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

PROPST FAMILY TRUST

CLEARTRONIC, INC.

(the “TRUST”)

(“CLRI”)

By: /s/ Joel Propst

By:/s/ Larry Reid

Title: Trustee

Name: Larry Reid

            Title: President

PEGGY PROPST

JOEL PROPST

(the “PROPSTS”)

(the “PROPSTS”)

By: /s/ Peggy Propst

By: /s/ Joel Propst

Name: Peggy Propst

Name: Joel Propst

Title: An Individual

Title: An Individual